FOR IMMEDIATE RELEASE

Cardinal Energy Signs Definitive Purchase Sales Agreement with Kansas Petroleum

‘Purchase Agreement Sets Terms and Conditions for the Prospect’s Acquisition’

Dublin OH, August 21, 2013 - (OTCQB: CEGX) Cardinal Energy Group, Inc. announces the signing of a definitive and binding Purchase Sales Agreement with Kansas Petroleum Resources, LLC on August 19, 2013 to purchase a 100% working interest in oil and gas leases that cover approximately 17,000 acres of land and include 19 oil and gas wells located in Pawnee and Hodgeman Counties, Kansas in addition to other operational assets of Kansas Petroleum. The acquisition is part of management’s ongoing plan to build a portfolio of oil and gas properties in the Continental United States that are poised for further development. The wells to be acquired are located within the oil producing zones in Kansas known as the Mississippian limestone formation, Lansing-Kansas City limestone formation, the Cherokee Sand Basin and the Permian Chase Group formations. Upon completion of the acquisition, Cardinal’s annual oil production will increase by at least 300 barrels of oil per day.

Commenting on the agreement Timothy Crawford, CEO of Cardinal, stated “We are excited to move forward with our acquisition of the Kansas Petroleum assets, as this marks a milestone in the growth of Cardinal. The assets include 3D Seismic surveys, 19 vertical oil-producing wells, along with 2 water disposal wells which have been drilled into the Arbuckle formation. Utilizing these assets we plan to acquire, we believe that we can double the field’s production. Further, we believe that the addition of these assets will allow us to continue with our expansion strategy as we position our company to meet our expectations for the future in this important industry. Completing this acquisition poises us to take advantage of the improving pricing trends to fuel substantial growth for Cardinal in the coming years.”

About Cardinal Energy Group, Inc.

Cardinal Energy Group, Inc. is a U.S producer of oil and natural gas within the United States. The Company is based in Dublin, Ohio. Cardinal focuses on known formations that have significant proven reserves remaining that can be produced economically. Cardinal targets fields with wells that may need remediation due to neglect or under capitalization. We select prospects that offer a strong up-side for production. The upside we seek in a prospect is twofold – it must have the potential to be restarted or have its current production increased using newer technology and remediation methods and; it must also have additional lease acreage which can be further developed by completing development wells adjacent to existing producing wells. Cardinal exploits these undervalued assets by acquiring a majority working interest in the prospect and then applies the Company’s calculated development plan. Cardinal also seeks acquisitions of over-leveraged companies when there is a clear upside from their purchase based on strong commodity prices. The Company operates throughout the Continental United States. More information on Cardinal Energy Group, Inc. is available at www.cardinalenergygroup.com.

Forward Looking Statements

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Cardinal Energy Group, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “believes” and “projects”) may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our expectations concerning our ability to obtain financing and close on the acquisition of the oil and gas leases and property, our beliefs concerning our ability to increase the rate of oil and gas production, and the expected demand, pricing and operating results for our oil and gas operations.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Prospectus dated August 12, 2013.

CONTACT:

Cardinal Energy Group, Inc.

 Email: info@cardinalenergygroup.com

 Office: 614.459.4959

 Fax: 614.451.0708